Exhibit 10.7

FORM OF RESTRICTED SHARE UNIT AGREEMENT

Changyou.com Limited

Form of Restricted Share Unit Agreement

(Class B Ordinary Shares)

This Restricted Share Unit Agreement (this “Agreement”), dated as of [            ], 200[    ] (the “Award Date”), is entered into between Changyou.com Limited, a Cayman Islands corporation (the “Company”), and the employee (the “Employee”) of the Company (or one of its direct or indirect subsidiaries, subsidiaries or variable interest entities (each a “Related Company”) named on Exhibit A attached hereto and designated as receiving an award of restricted share units (the “Restricted Share Units”) by the Compensation Committee of the Board of Directors of the Company (or by the full Board including a majority of the independent directors or such other Committee as the Board may from time to time designate) (the “Committee”).

All capitalized terms used herein, to the extent not defined, shall have the meanings set forth in the Company’s 2008 Share Incentive Plan (the “Plan”).

1.	Award and Vesting of Restricted Share Units

(a) Subject to the provisions of this Agreement and to the provisions of the Plan, the Company hereby grants to the Employee the number of Restricted Share Units set forth on Exhibit A. The Restricted Share Units constitute “RSUs” under the Plan, each with respect to one Class B Ordinary Share of the company (“Class B Ordinary Share”).

(b) Subject to the terms and conditions of this Agreement and the provisions of the Plan, the Restricted Share Units will vest and no longer be subject to any restriction (such period during which restrictions apply is the “Restriction Period”) and be settled in four equal annual installments beginning on the first anniversary of the date hereof; provided, that no vesting will occur until the Company’s completion of a firm commitment underwritten initial public offering of its shares resulting in a listing on an Exchange (as defined in the Plan) and the expiration of all underwriters’ lockup periods applicable to such initial public offering. If following the completion of such initial public offering and expiration of such lockup periods, the Employee continues to be in the employ of the Company, prior vesting thresholds will be deemed to have been met as if such initial public offering had occurred and such lockup periods had expired prior to the date hereof.

(c) In the event the Employee’s employment with the Company is terminated for any reason during the Restriction Period, all remaining unvested Restricted Share Units shall be forfeited by the Employee and canceled in their entirety effective immediately upon such termination.

(d) For purposes of this Agreement, employment with the Company shall be deemed to include employment with the Related Companies. Nothing in this Agreement or the Plan shall confer upon the Employee any right to continue in the employ of the Company or interfere in any way with the right of the Company to terminate the Employee’s employment at any time.

2.	Settlement of Units

As soon as practicable after any Restricted Share Units have vested and are no longer subject to the Restriction Period, such Restricted Share Units shall be settled. Subject to Paragraph 8 (pertaining to the withholding of taxes), for each Restricted Share Unit settled pursuant to this Section 2, the Company shall issue one Class B Ordinary Share for each Restricted Share Unit vesting at such time and such Restricted Share Unit shall be deemed settled and cancelled. The Employee understands and acknowledges that each Class B Ordinary Share issued to the Employee upon vesting and settlement under this Section 2, if any, is convertible, either at the option of the Employee or, under certain circumstances, automatically (including if the Employee sells, pledges, or otherwise transfers such Class B Ordinary Share), into one Class A Ordinary Share of the Company (the “Class A Ordinary Share”) pursuant to the memorandum and articles of association of the Company (as amended from time to time, the “Memorandum and Articles of Association”).

3.	Non-Transferability of the Restricted Share Units

The Restricted Share Units shall not be transferable by the Employee by means of sale, assignment, exchange, encumbrance, pledge, hedge or otherwise.

4.	Rights as a Shareholder

The Employee shall not be entitled to any rights of a shareholder with respect to the Restricted Share Units.

5.	Payment of Transfer Taxes, Fees and Other Expenses

The Company agrees to pay any and all original issue taxes and share transfer taxes that may be imposed on the issuance of shares received by an Employee in connection with the Restricted Share Units, together with any and all other fees and expenses necessarily incurred by the Company in connection therewith.

6.	Other Restrictions

(a) The Restricted Share Units shall be subject to the requirement that, if at any time the Committee shall determine that (i) the listing, registration or qualification of the Class B Ordinary Shares subject or related thereto upon any securities exchange or under any Applicable Law (as defined in the Plan), or (ii) the consent or approval of any government regulatory body is necessary or advisable, then in any such event, the award of Restricted Share Units shall not be effective unless such listing, registration, qualification, consent or approval shall have been effected or obtained, free of any conditions not acceptable to the Committee.

(b) The Employee acknowledges that the Employee is subject to the Company’s policies regarding compliance with securities laws, and that the Employee may be required to obtain pre-clearance from the Company’s Chief Financial Officer or legal counsel before selling any Class B Ordinary Shares issued upon vesting and settlement of the Restricted Share Units, or any Class A Ordinary Shares issued upon the conversion of any Class B Ordinary Shares, and may be prohibited from selling such shares other than during an open trading window. The Employee further acknowledges that, in its discretion, the Company may prohibit the Employee from selling such shares even during an open trading window if the Company has concerns that the Employee may be in possession of material non-public information concerning the Company.

(c) The Employee agrees to hold any Class B Ordinary Shares issued under this Agreement and any Class A Ordinary Shares issued upon the conversion of such Class B Ordinary Shares subject to these terms, the Memorandum and Articles of Association of the Company and all applicable law.

7.	Taxes and Withholding

No later than the date as of which an amount first becomes includible in the income of the Employee under Tax Law (as defined in the Plan) with respect to any Restricted Share Units, the Employee shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, all taxes that are required by applicable laws and regulations to be withheld with respect to such amount. The obligations of the Company under this Agreement shall be conditioned on compliance by the Employee with this Paragraph 7, and the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the Employee, including deducting such amount from the delivery of shares or cash issued upon settlement of the Restricted Share Units that gives rise to the withholding requirement.

8.	Notices

All notices and other communications under this Agreement shall be in writing and shall be given by hand delivery to the other party or by email or express courier addressed as follows:

If to the Employee: at the last known address on record at the Company.

If to the Company:

Changyou.com Limited

East Tower, Jin Yan Building

29 Shijingshan Road, Shijingshan District

Beijing 100084

People’s Republic of China

Attention: Alex Ho

Email: alex@sohu-inc.com

or to such other address or facsimile number as any party shall have furnished to the other in writing in accordance with this Paragraph 8. Notice and communications shall be effective when actually received by the addressee. Notwithstanding the foregoing, the Employee consents to electronic delivery of documents required to be delivered by the Company under the securities laws.

9.	Effect of Agreement

Except as otherwise provided hereunder, this Agreement shall be binding upon and shall inure to the benefit of any successor or successors of the Company.

10.	Laws Applicable to Construction; Consent to Jurisdiction

This Agreement will be governed by and construed and enforced in accordance with the laws of the State of New York, in each case exclusive of such jurisdiction’s principles of conflicts of law. If, under the applicable law, any portion of this Agreement is at any time deemed to be in conflict with any applicable statute, rule, regulation or ordinance, such portion will be deemed to be modified or altered to conform thereto or, if that is not possible, to be omitted from this Agreement; the invalidity of any such portion will not affect the force, effect and validity of the remaining portion hereof.

At the option of the party initiating the claim any dispute, controversy or claim arising out of or relating to this Agreement may also be submitted to arbitration administered by the International Chamber of Commerce (“ICC”). The award rendered in such an arbitration proceeding will be final and binding and judgment on the award rendered may be entered in any court having jurisdiction over the parties. Such arbitration shall be held in Hong Kong and shall be conducted in accordance with the ICC International Arbitration Rules, except as may be modified by the following:

(a) The number of arbitrators will be three, one of whom will be appointed by the party asserting a claim against the other party or parties, one of whom will be appointed by the party or parties (acting together), as the case may be, against whom a claim has been asserted, and the third of whom will be selected by mutual agreement, if possible, within thirty days after the selection of the second arbitrator.

(b) The language of the arbitration will be Mandarin Chinese and any foreign-language documents presented at such arbitration will be accompanied by a Mandarin Chinese translation thereof that shall be prepared at the expense of the party seeking to present such document.

(c) Any award of the arbitrators (i) will be in writing, (ii) will state the reasons upon which such award is based and (iii) may include an award of costs, including reasonable attorneys’ fees and disbursements.

(d) The arbitrators will have no authority to award punitive damages or any other damages not measured by the prevailing party’s actual damages, and may not, in any event, make any ruling, finding or award that does not conform to the terms and conditions of this Agreement.

(e) Notwithstanding the foregoing, any party may apply to any court having jurisdiction over the parties to obtain injunctive relief in order to maintain the status quo until such time as an arbitration award may be rendered or the dispute, controversy or claim may be otherwise resolved.

11.	Severability

The invalidity or enforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

12.	Conflicts and Interpretation

In the event of any conflict between this Agreement and the Plan, the Plan shall control. In the event of any ambiguity in this Agreement, or any matters as to which this Agreement is silent, the Plan shall govern including, without limitation, the provisions thereof pursuant to which the Committee has the power, among others, to (i) interpret the Plan, (ii) prescribe, amend and rescind rules and regulations relating to the Plan, and (iii) make all other determinations deemed necessary or advisable for the administration of the Plan.

13.	Amendment

The Company may amend or waive the terms of the Restricted Share Unit award, prospectively or retroactively, but no such modification, amendment or waiver shall impair the rights of the Employee without his or her consent, except as required by Applicable Law. The waiver by either party of compliance with any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.

14.	Headings

The headings of paragraphs herein are included solely for convenience of reference and shall not affect the meaning or interpretation of any of the provisions of this Agreement.

15.	Counterparts

This Agreement may be executed in counterparts, which together shall constitute one and the same original.

IN WITNESS WHEREOF, as of the date first above written, the Company has caused this Agreement to be executed on its behalf by a duly authorized officer and the Employee has hereunto set the Employee’s hand. Electronic acceptance of this Agreement pursuant to the Company’s instructions to Employee is acceptable.

Changyou.com Limited

Name:
Title:

EMPLOYEE

EXHIBIT A

Name of Employee:

Number of Restricted Share Units granted: